UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 01, 2017

HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-190788	46-2552550
State or other jurisdiction	Commission file number	I.R.S. Employer Identification No.
of incorporation or organization

575 Lexington Avenue, 4th Floor, New York, NY 10022

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (866) 920-5070

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Hispanica International Delights of America, Inc. is referred to herein as “we”, “our” or “us”.

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2017, we completed a binding letter of intent (“Letter of Intent’) with Giant Beverage Co, Inc. (“Giant”), providing for our purchase of 100% of Giant’s outstanding shares in return for paying Giant an aggregate purchase price of $600,000, $309,000 of which will represent (a) our repayment in cash of three (3) bank loans on Giant’s behalf and (b) $291,000 of which will represent our issuing restricted common stock at a price of $0.20 per share (the “Stock Consideration”). If after twelve (12) months from the closing date of this transaction (the “Closing”), the price of our shares trading on the OTCBB is below $0.20, we will issue Giant additional shares, with a "floor price" of $0.10, to accomplish the full Stock Consideration purchase price of $291,000. The Stock Consideration will be locked up for a period of twelve (12) months following the Closing and thereafter will be subject to a leak out of 25% of the pervious thirty (30) days’ daily volume. On the date of Closing, Giant’s employees will enter employment agreements with us for not more than a two (2)-year period commencing upon the date of Closing, providing a salary and benefits (including employee stock options) comparable to their prior compensation while at Giant. These employees shall also be required to execute a five (5) year non-compete agreement to not compete in a similar business. The Letter of Intent is subject to our due diligence.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC.

Dated: June 05, 2017	By: /s/ Fernando Oswaldo Leonzo
Chief Executive Officer